ASSET PURCHASE AND SALE AGREEMENT

     THIS ASSET PURCHASE AND SALE AGREEMENT (hereinafter referred to as the "Agreement") is made and entered into effective as of the 21st day of September, 1999, by and between Mariah Communications, Inc., a Colorado corporation (hereinafter referred to as the "Seller"), 1869 West Littleton Boulevard, Littleton, Colorado 80120, and Last Mile Communications Corporation, a Colorado corporation (hereinafter referred to as the "Purchaser"), 2821 South Parker Road, Suite #1305, Aurora, Colorado 80014.

                                  RECITALS:

     A. WHEREAS, Mr. Steven J. Santamaria has resigned as the Chairman of the Board of Directors of the Seller and organized the Purchaser to conduct business in the area of telecommunications, including, but not limited to, the development, improvement and enhancement of telecommunications technology and the marketing and sale of telecommunications systems, products, equipment, services and/or applications.

     B. WHEREAS, the Seller has loaned the Purchaser the sum of $220,000 in order to assist it in the conduct of its proposed telecommunications business as described in paragraph A hereinabove, as evidenced by that certain Convertible Promissory Note due March 31, 2000, in the principal amount of $220,000, bearing interest at the rate of 10% per annum, payable by the Purchaser, as the maker thereof, to the Seller, as the holder thereof, and convertible on or prior to March 31, 2000, into shares of common stock, no par value per share, of the Purchaser at the conversion price of approximately $.55 per share.

     C. WHEREAS, the Seller, which is undergoing a change in the direction of its business within the telecommunications industry as a result of which it has no need for certain of its assets described in item 1. on Exhibit A attached hereto and incorporated herein by this reference, desires to sell, assign, transfer, convey and deliver said assets to the Purchaser, and the Purchaser desires to purchase, acquire and receive said assets from the Seller, in exchange therefor of the consideration provided by the Purchaser, as described in Article III hereof, on the terms and subject to the conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises, covenants, agreements, representations and warranties set forth hereinafter, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I
                          PURCHASE AND SALE OF ASSETS

     Subject to the terms and conditions set forth in this Agreement, the Seller hereby agrees to sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser hereby agrees to purchase, acquire and receive from the Seller, on the Closing Date, as defined in Article XI hereof, good, marketable and indefeasible title to certain assets of the Seller listed in item 1. on Exhibit A (collectively, the "Assets") having a total value of approximately $61,897.16, free and clear of all security interests, liens, pledges, restrictions, charges and encumbrances whatsoever, except as provided in Article II. These Assets shall be sold, assigned, transferred conveyed and delivered to the Purchaser on the Closing Date. Other than as listed on Exhibit A, all other properties and assets of the Seller shall be retained by the Seller and shall not be sold, assigned or transferred to the Purchaser. Such properties and assets shall be held by the Seller and be available for distribution to the Seller's shareholders, and may be used by the Seller to satisfy its obligations and liabilities to the extent thereof.

                                   ARTICLE II
                           RELATIONSHIP OF THE PARTIES

     Notwithstanding anything to the contrary contained in this Agreement, it is understood and agreed that the Seller and/or its affiliates are or may in the future be, directly or indirectly, engaged in certain business(es) or activities in the telecommunications area and/or otherwise, including, but not limited to, the development, improvement and enhancement of telecommunications technology and the marketing and sale of telecommunications systems, products, equipment, services and/or applications, and no portion of such other related and unrelated business(es), or their respective assets, are being sold or transferred to the Purchaser pursuant to this Agreement. This Agreement shall be ineffective as to such other related and unrelated business(es) and shall not apply in any way to the operations, properties or assets of the Seller or any affiliate of the Seller as they relate to such related and unrelated business(es). Further, the Purchaser is only purchasing the Assets for purposes of conducting the Purchaser's ongoing business activities and is not continuing or assuming the business of the Seller or assuming any liability or liabilities of the Seller arising from or in connection with the Seller's business, except as provided in Article III, nor commencing a merger or other consolidation with the Seller. This Agreement is one of purchase and sale of the Assets only, and does not and shall not be deemed to create a partnership, joint venture or other agency relationship between the parties, or result in a merger, de facto merger or any other type of combination of the Seller with or into the Purchaser.

                                  ARTICLE III
                                 CONSIDERATION

     In consideration for the sale, assignment, transfer, conveyance and delivery of the Assets listed on Exhibit A, the Purchaser hereby agrees to assume liability, as of the Closing Date, for the payment of, and pay and discharge on a timely basis subsequent to the Closing Date, certain of the Seller's debts, liabilities and obligations totaling approximately $66,758 (individually, a "Liability" and, collectively, the "Liabilities"), as described in item 2. on Exhibit A. The Seller and the Purchaser agree that this Agreement is indivisible and may not be fractionalized even though separate considerations may be stated for the Assets. The Purchaser hereby agrees to indemnify and hold the Seller harmless from and against the Liabilities of the Seller totaling approximately $66,758 assumed by the Purchaser in accordance with the provisions of this Article III. The Purchaser shall deliver to the Seller at the Closing that certain document captioned Assumption of Obligations and Indemnity Agreement dated as of the Closing Date providing for the assumption, payment and discharge of the Liabilities by the Purchaser and the indemnification of the Seller for the same.

                                   ARTICLE IV
                              TAXES AND ASSESSMENTS

     The Seller shall be responsible for and pay all taxes and assessments in connection with the Assets for the period prior to the Closing Date. The Purchaser shall be responsible for and pay all taxes and assessments in connection with the Assets for the period on and after the Closing Date.


                                    ARTICLE V
          NO ASSUMPTION OF LIABILITIES EXCEPT PURSUANT TO ARTICLE III

     The Purchaser shall assume no debts, liabilities or obligations of the Seller arising with respect to periods prior or subsequent to the Closing Date, except as provided in Article III hereof. Anything herein to the contrary notwithstanding, the Seller hereby agrees to retain and discharge, and to indemnify and hold the Purchaser harmless from and against, any and all debts, liabilities and obligations of the Seller, except for those Liabilities liability for the payment of which is expressly assumed by the Purchaser pursuant to the provisions of Article III hereof, whenever arising.


                                   ARTICLE VI
                          THE SELLER'S REPRESENTATIONS

     The Seller hereby represents, warrants, covenants and agrees that:

     A. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and is duly qualified to transact business as a corporation in the State of Colorado. The Seller has all requisite corporate power and authority to own and operate its properties and to carry on its business as now and where being conducted. The Seller is qualified to transact business as a foreign entity in all states in which the nature of its business or the character or ownership of its properties make such licensing, registration or qualification necessary.

     B. The execution and delivery of this Agreement by the Seller have been duly and validly authorized and approved by all necessary action of the Seller. The Seller has full corporate power and authority and the legal right to enter into this Agreement and to consummate the transactions contemplated herein. This Agreement is a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.

     C. On the Closing Date, the Seller shall have full legal power, right and authority to sell and convey to the Purchaser legal and beneficial title to the Assets and the Seller's sale to the Purchaser shall transfer good, marketable and indefeasible title thereto, free and clear of all security interests, liens, pledges, charges and encumbrances except: (i) as described on Exhibit B attached hereto and incorporated herein by this reference; (ii) for liens for taxes and other governmental charges not yet due and payable; and (iii) security interests, liens, pledges, charges and encumbrances resulting from or relating to any Liability expressly assumed by the Purchaser in accordance with the provisions of Article III hereof.

     D. The Seller has all licenses, permits, operating authorizations and other agreements and approvals from governmental authorities necessary to own and operate the Seller's business lawfully and in the manner in which it is now operated by the Seller. The Seller has not received notice of any violation of or default under, and is in substantial compliance in all material respects with, each such license, permit, operating authorization or approval from governmental authorities.

     E. The Seller's business has been operated in substantial compliance with all applicable local, state and Federal laws.

     F. The execution, delivery and performance of this Agreement by the Seller will not violate any provisions of law and will not, with or without the giving of notice or the passage of time, conflict with or result in any breach of any of the terms or conditions of, or constitute a default under, any mortgage, agreement or other instrument to which the Seller is a party or by which the Seller or the Assets are bound. The execution, delivery and performance of this Agreement will not result in the creation of any security interest, lien, pledge, charge or encumbrance upon the Assets or the Seller.

     G. There is no outstanding judgment against the Seller and there is no litigation, arbitration, proceeding or investigation pending, or, to the Seller's knowledge, threatened against the Seller relating to or affecting the Assets, the Seller's business operations or affairs, the Seller or the transactions contemplated by this Agreement, or which questions the validity of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement. The Seller warrants and represents that there is no litigation matter or arbitration claim or demand for money damages which exists or may exist as of the Closing Date. There are no proceedings pending to which the Seller is a party or, to the Seller's knowledge, are threatened, nor any demands by any governmental agency or other party, to terminate, modify or materially and adversely change the terms and conditions of the Seller's rights with respect to the Assets.

     H. The Seller is not a party to any employment agreement, collective bargaining agreement, pension, profit sharing, retirement, deferred compensation or bonus or stock purchase plan relating to the Seller's employees for which the Purchaser shall have any obligation or liability. There are no disputes or controversies pending or, to the Seller's knowledge, threatened with or by any employees of the Seller which would materially and adversely affect any of the Assets. The Seller does not have in effect, or have any obligation to establish or contribute to, any plan, fund or program covered by the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for which the Purchaser shall have any obligation or liability.

     I. The Seller has paid all taxes, assessments, governmental charges and penalties due and payable by it, and there are no suits, actions, claims, investigations, inquiries or proceedings pending or, to the Seller's knowledge, threatened against the Seller in respect of any taxes, assessments, governmental charges or penalties.

     J. The Seller has good and marketable title to all of its properties and assets, real and personal, except as since sold or otherwise disposed of in the ordinary course of business, and the Seller's properties and assets are subject to no mortgage, pledge, lien or encumbrance with respect to which a default exists as of the date hereof and as of the Closing. The Seller will have continuing business after this transaction, and shall make adequate provision for payment of any liabilities of the Seller arising prior to or after the Closing Date.

     K. No representation or warranty by the Seller, or any statement or certificate furnished by the Seller to the Purchaser pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

     The Seller acknowledges that the Purchaser is relying upon the above representations, warranties and agreements in entering into this Agreement and proceeding to Closing.




                                 ARTICLE VII
                       THE PURCHASER'S REPRESENTATIONS

     The Purchaser hereby represents, warrants, covenants and agrees that:

     A. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and is duly qualified to transact business as a corporation in the State of Colorado. The Purchaser has all requisite corporate power and authority to own and operate its properties and to carry on its business as now and where being conducted. The Purchaser is qualified to transact business as a foreign entity in all states in which the nature of its business or the character or ownership of its properties make such licensing, registration or qualification necessary.

     B. The execution and delivery of this Agreement by the Purchaser have been duly and validly authorized and approved by all necessary action of the Purchaser. The Purchaser has full corporate power and authority and the legal right to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement is a valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

     C. The Purchaser has all licenses, permits, operating authorizations and other agreements and approvals from governmental authorities necessary to own and operate the Purchaser's business lawfully and in the manner in which it is now operated by the Purchaser. The Purchaser has not received notice of any violation of or default under, and is in substantial compliance in all material respects with, each such license, permit, operating authorization or approval from governmental authorities.

     D. The Purchaser's business has been operated in substantial compliance with all applicable local, state and Federal laws.

     E. The execution, delivery and performance of this Agreement by the Purchaser will not violate any provisions of law and will not, with or without the giving of notice or the passage of time, conflict with or result in any breach of any of the terms or conditions of, or constitute a default under, any mortgage, agreement or other instrument to which the Purchaser is a party or by which the Purchaser is bound.

     F. There is no outstanding judgment against the Purchaser and there is no litigation, arbitration, proceeding or investigation pending, or, to the Purchaser's knowledge, threatened against the Purchaser or relating to or affecting the Purchaser's business operations or affairs, the Purchaser or the transactions contemplated by this Agreement, or which questions the validity of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement. The Purchaser warrants and represents that there is no litigation matter or arbitration claim or demand for money damages which exists or may exist as of the Closing Date.

     G. The Purchaser is not in default under any employment agreement, collective bargaining agreement, pension, profit sharing, retirement, deferred compensation or bonus or stock purchase plan relating to the Purchaser's employees. The Purchaser does not have in effect, or have any obligation to establish or contribute to, any plan, fund or program covered by ERISA, for which the Purchaser shall have any obligation or liability. There are no disputes or controversies pending or, to the Purchaser's knowledge, threatened with or by any employees of the Purchaser that would materially and adversely affect the Purchaser's business.

     H. The Purchaser has paid all taxes, assessments, governmental charges and penalties due and payable by it, and there are no suits, actions,


claims, investigations, inquiries or proceedings pending or, to the Purchaser's knowledge, threatened against the Purchaser in respect of any taxes, assessments, governmental charges or penalties.

     I. The Purchaser has good and marketable title to all of its properties and assets, real and personal, except as since sold or otherwise disposed of in the ordinary course of business, and the Purchaser's properties and assets are subject to no mortgage, pledge, lien or encumbrance with respect to which no default exists as of the date hereof and as of the Closing.

     J. No representation or warranty by the Purchaser, or any statement or certificate furnished by the Purchaser to the Seller pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

     The Purchaser acknowledges that the Seller is relying upon the above representations, warranties and agreements in entering into this Agreement and proceeding to Closing.

                                 ARTICLE VIII
              THE SELLER'S AND THE PURCHASER'S AFFIRMATIVE COVENANTS

     A. The Seller covenants and agrees that from and after the execution and delivery of this Agreement to and including the Closing Date:

          1. The Seller shall give the Purchaser and its representatives access during normal business hours to the properties comprising the Assets and to the relevant books and records of the Seller concerning the Assets, and furnish the Purchaser with such relevant information concerning the Assets as the Purchaser may reasonably request. The Purchaser agrees not to disturb the normal operations of the Seller and further agrees that any and all information received from the Seller shall be treated as confidential.

          2. The Seller shall conduct its business only in the ordinary course and shall use its reasonable efforts to preserve intact its assets, properties and business, including, but not limited to, maintaining in effect the casualty and liability insurance on the Assets heretofore in force and complying with applicable Federal, state and local laws, rules and regulations and pertinent provisions of all contracts, licenses and other agreements to which it is a party or is otherwise bound. The Seller shall make adequate provision for payment of its liabilities arising prior to or after the Closing Date for which liabilities the Purchaser shall have no responsibility or liability.

          3. The Assets shall not be sold, transferred, conveyed or otherwise disposed of without the prior written consent of the Purchaser.

     B. Each party hereto will keep confidential any financial or other confidential information obtained from the other party in connection with the transactions contemplated by this Agreement except for such disclosure as may be necessary in the consummation hereof, including any necessary disclosure by the Purchaser to its investors or lenders. In the event that the Agreement is terminated and purchase and sale contemplated hereby abandoned, each party will return to the other party all documents, work papers and other written material obtained by it in connection with this transaction.




                                   ARTICLE IX
           CONDITIONS PRECEDENT TO THE SELLER'S OBLIGATION TO CLOSE

     The obligations of the Seller under this Agreement with respect to the purchase and sale of the Assets shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

     A. All of the representations and warranties by the Purchaser contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date and shall survive the Closing Date for a period of six (6) months. The Purchaser shall have complied with and performed in all material respects all of the agreements, covenants and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date. The Seller shall have been furnished with a certificate of the President or any Vice President of the Purchaser, dated the Closing Date, certifying to the fulfillment of the foregoing conditions.

     B. The Purchaser shall have delivered a copy, certified by the Secretary of the Purchaser, of the resolution adopted by the Board of Directors of the Purchaser and authorizing the execution, delivery and performance of this Agreement on behalf of the Purchaser and the consummation of the transactions contemplated hereby.

     C. The Purchaser shall have delivered that certain document captioned Assumption of Obligations and Indemnity Agreement dated as of the Closing Date providing for the assumption, payment and discharge by the Purchaser of the Liabilities aggregating approximately $66,758 described in item 2. on Exhibit A and the indemnification of the Seller for the same, in accordance with
Article III hereof.

     D. There shall not have occurred any material adverse change in the operations, assets, liabilities, business, results of operation, condition (financial or otherwise) or prospects of the Purchaser, or any event or circumstance which materially and adversely affects or may affect the operation, assets, liabilities, business, results of operations, condition (financial or otherwise) or prospects of the Purchaser.

                                   ARTICLE X
         CONDITIONS PRECEDENT TO THE PURCHASER'S OBLIGATIONS TO CLOSE

     The obligations of the Purchaser under this Agreement with respect to the purchase and sale of the Assets shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

     A. All of the representations and warranties by the Seller contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date and shall survive the Closing Date for a period of six (6) months. The Seller shall have complied with and performed in all material respects all of the agreements, covenants and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date. The Purchaser shall have been furnished with a certificate of the Chairman of the Board of Directors and Chief Executive Officer or any Vice President of the Seller, dated the Closing Date, certifying to the fulfillment of the foregoing conditions.

     B. The Seller shall have delivered a copy, certified by the Secretary of Seller, of the resolution adopted by the Board of Directors of the Seller and authorizing the execution, delivery and performance of this Agreement on behalf of the Seller and the consummation of the transactions contemplated hereby.



     C. There shall not have been instituted by any creditor of the Seller or other third party any suit or proceedings to restrain or invalidate this transaction or seeking damages from or to impose obligations upon the Purchaser which, in the Purchaser's judgment, reasonably exercised, would involve expense or lapse of time that would be materially adverse to the Purchaser's interest.

     D. There shall not have been suffered (after the date hereof) any casualty or loss, whether or not covered by insurance, which materially and adversely affects the Assets; provided that if the Purchaser elects to waive such condition to its obligations under this Agreement, the provisions of
Article XIV hereof shall be applicable to the insurance proceeds and other rights against third parties, if any, resulting from such casualty or loss.

                                  ARTICLE XI
                                    CLOSING

     The closing hereunder (hereinafter referred to as the "Closing") shall be held at the offices of the Seller, 1869 West Littleton Boulevard, Littleton, Colorado 80120, on September 23, 1999 (hereinafter referred to as the "Closing Date"), or on such other date and at such other place as the parties hereto shall mutually agree. At the Closing, all agreements, bills of sale, assignments, certificates of title and other instruments and documents referred to or contemplated by this Agreement shall be exchanged by the parties hereto.

     A. At the Closing, the Purchaser shall receive from the Seller the following:

          1. A bill of sale and/or assignments or certificates of title for the Assets, as described in Article I;

          2. The Certificate of the Seller's Chairman of the Board of Directors and Chief Executive Officer certifying to the matters set forth in
Article X, section A, hereof; and

          3. Resolution of the Board of Directors of the Seller as described in Article X, section B.

     B. At the Closing, the Seller shall receive from the Purchaser the following:

          1. That certain document captioned Assumption of Obligations and Indemnity Agreement dated as of the Closing Date providing for the assumption, payment and discharge by the Purchaser of the Liabilities aggregating approximately $66,758 described in item 2. on Exhibit A and the indemnification of the Seller for the same, in accordance with Article III.

          2. The Certificate of the Purchaser's President certifying to the matters set forth in Article IX, section A, hereof; and

          3. Resolution of the Board of Directors of the Purchaser as described in Article IX, section B, hereof.

     C. The Seller and the Purchaser shall provide the other with such other documents as, in the reasonable judgement of either of them or their respective counsels, may be material to the Closing of the transactions contemplated by this Agreement.




                                  ARTICLE XII
                              TERMINATION RIGHTS

     This Agreement may be terminated by either the Purchaser or the Seller, if the terminating party is not then in breach of any material provision of this Agreement, upon written notice to the other party, upon the occurrence of any of the following:

     A. If, on the Closing Date, any of the conditions precedent to the obligations of the parties set forth in this Agreement have not been materially satisfied by the responsible party or waived in writing by the other party for whose benefit the condition is imposed.

     B.     If the Closing does not occur on or before October 31, 1999.

     (i) Upon termination, if neither party hereto is in breach of any material provision of this Agreement, the parties hereto shall have no further liability to each other, (ii) if the Seller shall be in breach of any material provision of this Agreement, the Purchaser shall be entitled to such rights and remedies provided in this Agreement or in any agreement executed in connection with this Agreement or at law or in equity, or (iii) if the Purchaser shall be in breach of any material provision of this Agreement, the Seller shall be entitled to such rights and remedies provided in this Agreement or in any agreement executed in connection with this Agreement or at law or in equity.

                                 ARTICLE XIII
                                  BROKERAGE

     Each party hereto represents and warrants to the other party that it has not incurred any obligations or liabilities, contingent or otherwise, for brokerage or finder's fees or agent's commissions or other like payment in connection with this Agreement or the transactions contemplated hereby for which either party will have any liability. Each party hereto agrees to indemnify and hold the other party hereto harmless against and in respect of any breach by it of the provisions of this Article XIII.

                                  ARTICLE XIV
                                CASUALTY LOSSES

     In addition to any other remedy the Purchaser may have hereunder, in the event that there shall have been suffered between the date hereof and the Closing Date any casualty or loss relating to the Assets which does not materially and adversely affect the business of the Seller, then at the Closing all claims to insurance proceeds or other rights of the Seller against third parties arising from such casualty or loss shall (to the extent assignable) be separately assigned by the Seller to the Purchaser, for its own account and benefit, in the name of the Seller.

                                  ARTICLE XI
                                  INDEMNITY

     A. Notwithstanding the Closing, the Seller agrees to indemnify and to hold the Purchaser harmless from and against and in respect of any losses incurred by the Purchaser from:

          1. All actual or purported debts, liabilities and obligations of the Seller, except for those Liabilities aggregating approximately $66,758 expressly assumed by the Purchaser pursuant to the provisions of Article III hereof, and all claims and demands made in respect thereof whether or not known or asserted at or prior to the Closing Date relating to, or arising from, ownership, operation or control of the Assets at or prior to Closing, the conduct of the business of the Seller or any other state of facts which existed at or prior to the Closing Date;

          2. Any damage or deficiency resulting from any misrepresentations, breach of warranty or non-fulfillment of any agreement or covenant on the part of the Seller under this Agreement, or from any misrepresentation in or omission from any exhibit or other instrument furnished or to be furnished to the Purchaser hereunder; and

          3. Any claims made by creditors or customers of the Seller relating to the ownership or operation of the Seller's business not expressly assumed hereunder.

     B. Notwithstanding the indemnities provided in Article XV, section A, the Purchaser shall be responsible for and pay all costs and expenses incurred by the Purchaser attendant to efforts to dismiss or remove it from any action, claim or controversy prior to any trial or hearing on the matter, whether by motion to dismiss, motion for summary judgment or other similar motion, on the basis that the Purchaser is not a successor in liability to the claims against or debts of the Seller. The Seller's indemnity as provided in Article XV, section A, shall be for any costs or expenses beyond such motion to remove the Purchaser from such action and for the amount of any judgment or award rendered against the Purchaser. Such indemnity shall be paid directly by the Seller.

     C. In the event that the Purchaser does not succeed in being dismissed from an action as provided in Article XV, section B, the Purchaser shall appoint a two person litigation committee to oversee the conduct of any hearing or trial on the matter. Such committee shall consist of two members of the Purchaser's Board of Directors. Decisions concerning any such action, including settlement of the claim or controversy, shall be made by the litigation committee. If no decision can be reached, the members will agree to designate a third party to make such decision.

     D. Notwithstanding the Closing, the Purchaser agrees to indemnify and to hold the Seller harmless from and against and in respect of any losses incurred by the Seller from any damage or deficiency resulting from any misrepresentation, breach of warranty or nonfulfillment of any agreement or covenant on the part of the Purchaser under this Agreement, or from any misrepresentation in or omission from any exhibit or other instrument furnished or to be furnished to the Seller hereunder.

                                   ARTICLE XVI
                                  MISCELLANEOUS

     A. From time-to-time after the Closing Date, the Seller shall, if requested by the Purchaser, make, execute and deliver to the Purchaser such additional bills of sale, assignments and other instruments of transfer as may be necessary or proper to transfer to the Purchaser all of the Seller's right, title and interest in and to the Assets covered by this Agreement.

     B. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given it delivered or mailed, registered or certified mail, return receipt requested, postage prepaid, to the following addresses:




     1.   If to the Purchaser, to:

          Last Mile Communications Corporation
          2821 South Parker Road, Suite #1305
          Aurora, Colorado 80014

          Attn: Mr. Steven J. Santamaria, President,
                Chairman of the Board of Board of Directors and Chief Executive Officer

      2.  If to the Seller, to:

          Mariah Communications, Inc.
          1869 West Littleton Boulevard
          Littleton, Colorado 80120

          Attn: Mr. James H. Watson, Jr., Chairman of the Board of Board of Directors and Chief Executive Officer

Notices delivered personally shall be effective upon delivery. Notices transmitted by facsimile shall be effective when received. Notices delivered by registered or certified mail shall be effective on the date set forth on the receipt of registered or certified mail, or seventy-two hours after mailing, whichever is earlier.

     C. All agreements made and entered into in connection with this transaction shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

     D. The Seller and the Purchaser shall each bear its own expenses and costs, including the fees of any attorney retained by it, incurred in connection with the preparation of this Agreement and the consummation of the transactions hereby.

     E. Any sales, use, transfer or documentary taxes imposed in connection with the sale and delivery of the Assets and rights acquired by the Purchaser under this Agreement shall be paid by the Purchaser.

     F. This Agreement and the exhibits attached hereto contain the entire agreement among the parties and supersede all prior agreements, understandings and writings among the parties with respect to the subject matter hereof and thereof. Each party hereto acknowledges that no representations, inducements, promises or agreements, verbal or otherwise, have been made by either party, or anyone acting with authority on behalf of either party, which are not embodied herein or in an exhibit hereto, and that no other agreement, statement or promise may be relied upon or shall be valid or binding. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated verbally. This Agreement may be amended or any term hereof may be changed, waived, discharged or terminated by an agreement in writing signed by both parties hereto.

     G. This Agreement may be executed in one or more counterparts, each of which when so executed shall be an original, but both of which together shall constitute one agreement.

     H. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.



     I. This Agreement shall be construed and enforceable in accordance with, and be governed by, the internal laws of the State of Colorado without regard to the principles of conflict of law.

     IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the day and year first above written.

ATTEST:                            SELLER:

                                   MARIAH COMMUNICATION, INC.

__________________________         By:  /s/ James H. Watson
Michael D. Tanner, Secretary            James H. Watson, Jr., Chairman of the
                                      Board of Directors and Chief Executive
                                      Officer

ATTEST:                            PURCHASER:

                                   LAST MILE COMMUNICATIONS
                                   CORPORATION

__________________________         By:  /s/ Steven J. Santamaria, President,
Douglas Woodman, Secretary            Chairman of the Board of Directors and
                                      Chief Executive Officer





                                                     EXHIBIT A

 1.  Assets, including the following:

     a.     Computer equipment                                   $20,968.57
     b.     Thomas Garvin furniture                               10,709.05
     c.     Computer equipment                                    10,077.06
     d.     Radio frequency equipment                              9,808.05
     e.     Westek presentation system - keyboard                  4,230.00
     f.     RSI - paint (leaseholds)                               3,638.24
     g.     Refrigerator                                             621.88
     h.     FAX machine                                              536.49
     i.     Westek presentation system - projector                   499.00
     j.     Telephone equipment                                      443.27
     k.     White board                                              375.55
                                                                 ----------
            Total                                                $61,897.16


2.   Debts, liabilities and obligations, including the following:

     a.     Office lease (11 months)                             $40,524.00
     b.     Two weeks gross severance pay for current employees   13,334.00
     c.     Telephone contract (12 months)                         6,900.00
     d.     Technology consulting agreement                        6,000.00
                                                                 ----------
            Total                                                $66,758.00





             ASSUMPTION OF OBLIGATIONS AND INDEMNITY AGREEMENT

         This Assumption of Obligations and Indemnity Agreement (hereinafter referred to as the "Agreement") is made and entered into this 23rd day of September, 1999, by and between Last Mile Communications Corporation, a Colorado corporation (hereinafter referred to as the "Purchaser"), 2821 South Parker Road, Suite #1305, Aurora, Colorado 80014, and Mariah Communications, Inc., a Colorado Corporation (hereinafter referred to as the "Seller"), 1869 West Littleton Boulevard, Littleton, Colorado 80120.

                                   RECITALS:

     A. WHEREAS, the Seller, which is undergoing a change in the direction of its business within the telecommunications industry as a result of which it has no need for certain of its assets totaling approximately $61,897.16 in value (hereinafter referred to as the "Assets") described in item 1. on Exhibit A attached to and incorporated in that certain Asset Purchase and Sale Agreement hereinafter referred to as the "Asset Sale Agreement") dated effective as of September 21, 1999, between the Seller and the Purchaser (at the closing of the transactions described in which Asset Sale Agreement this Agreement is being delivered), has agreed in the Asset Sale Agreement to sell, assign, transfer, convey and deliver said assets to the Purchaser, and the Purchaser has agreed to purchase, acquire and receive said assets from the Seller, in consideration therefor of the Purchaser's agreement in the Asset Sale Agreement to assume liability for the payment of, and pay and discharge on a timely basis, certain of the Seller's debts, liabilities and obligations totaling approximately $66,758 as described in item 2. on Exhibit A attached to the Asset Sale Agreement.

     B. WHEREAS, Article XI, B., 1. of the Asset Sale Agreement requires that the Purchaser deliver this Agreement to the Seller at the closing of the transactions described in the Asset Sale Agreement in accordance with the provisions of Article III thereof.

     NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises, covenants, agreements, representations and warranties set forth hereinafter, and for other good and valuable consideration, the receipt and sufficiency are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I
                            ASSUMPTION OF OBLIGATIONS

     In consideration for the sale, assignment, transfer, conveyance and delivery of the Assets, the Purchaser hereby agrees to assume liability, as of the Closing Date, for the payment of, and pay and discharge on a timely basis subsequent to the Closing Date, the following debts, liabilities and obligations of the Seller totaling approximately $66,758 (individually, a "Liability" and, collectively, the "Liabilities"):

1.     Office lease (ll months)                                    $40,524
2.     Two weeks gross severance pay for current employees          13,334
3.     Telephone contract (12 months)                                6,900
4.     Technology consulting agreement                               6,000
                                                                   -------
       Total                                                       $66,758


                                  ARTICLE II
                                INDEMNIFICATION



     Subject only to the exclusions set forth in Article IV, the Purchaser hereby agrees to hold harmless and indemnify the Seller from and against:

     1.     The Liabilities; and

     2. Any and all expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such expenses, judgments, fees, penalties or amounts paid in settlements) actually and reasonably incurred by the Seller in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the Company) to which the Seller is, was at the date hereof or at any time becomes a party or witness, or is threatened to be made a party or witness. To the extent permitted by law, the term " expenses" as used in this Agreement shall mean attorneys'' fees and all other costs, expenses and obligations paid or incurred in connection with investigating, defending, being a witness in or participating in (including an appeal), or preparing to defend, be a witness in or participate in, any such action, suit or proceeding.




                                   ARTICLE III
                            PARTIAL INDEMNIFICATION

     If the Seller is entitled under any provision of this Agreement to indemnification by the Purchaser for some or a portion of the expenses, judgment, fines, penalties and amounts paid in settlement of an action or claim but not, however, to indemnification for the total amount thereof, the Purchaser will nevertheless indemnify the Seller for the portion thereof to which the Seller is entitled. Moreover, notwithstanding any other provision of this Agreement, to the extent that the Seller has been successful on the merits or otherwise in defense of any action, suit or proceeding, including dismissal without prejudice, the Seller shall be indemnified against all expenses incurred in connection therewith.

                                  ARTICLE IV
                                  EXCLUSIONS

     No indemnity will be paid by the Purchaser pursuant to this Agreement:

     1. If the final decision by a court having jurisdiction in the matter determines that such indemnification is not lawful.

     2. For which payment is actually made to the Seller under any insurance.

     3. On account of the Seller's conduct that is finally adjudged to have been knowingly fraudulent or deliberately dishonest, which conduct was material to the cause of action so adjudicated.

     4. On account of any suit in which the Seller is finally adjudged to have obtained, in fact, a personal profit or advantage to which it was not legally entitled.

                                   ARTICLE V
                                 MISCELLANEOUS

     1. No Presumption. For the purpose of this Agreement, to the fullest extent permitted by law, the termination of any action, suit or proceeding, by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere, or its equivalent, will not create a presumption that the Seller did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law.

     2. Settlement and Costs. The Purchaser will not be liable to indemnify the Seller under this Agreement for any costs, charges or expenses incurred or amounts paid in settlement or any action or claim effected without its written consent. The Seller will not settle any action or claim in any manner that would impose any penalty or limitation on the Purchaser without the Purchaser's written consent. Neither the Purchaser nor the Seller will unreasonably withhold consent.

     3. Continuation of Indemnity. All agreements and obligations of the Purchaser contained herein shall continue so long as the Seller shall be subject to any possible claim or threatened, pending or contemplated action, suit or proceeding, whether civil, criminal or investigative.

     4. Payment of Claims. If an obligation under this Agreement is not paid by the Purchaser, or on its behalf, within ninety days after written notice, given as provided in Section 15. of this Article V., has been received by the Purchaser, the Seller may at any time thereafter bring suit against the Purchaser to recover the unpaid amount of the obligation.

     5. Subrogation. In the event of payment by or on behalf of the Purchaser under this Agreement, the Purchaser shall be subrogated to the extent of such payment to all of the rights of recovery of the Seller, which shall execute all documents required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Purchaser effectively to bring suit to enforce such rights.

     6. Notice. The Seller, as a condition precedent to its right to be indemnified under this Agreement, shall give to the Purchaser notice in writing as soon as practicable of any claim made for which indemnity will or could be sought under this Agreement. Notice to the Purchaser shall be directed to the Purchaser as provided in Section 15. of this Article V. In addition, the Seller shall give the Purchaser such information and cooperation as it may reasonably require and as shall be within its power.

     7. Defense of Claims. With respect to any action, suit or proceeding as to which the Seller is seeking indemnification under this Agreement and as to which the Seller notifies the Purchaser pursuant to the provisions hereof:

     a. The Purchaser shall be entitled to participate therein at its own expense, and

     b. Except as otherwise provided below, to the extent that it may wish, the Purchaser, jointly with any other indemnifying party similarly notified, will be entitled to assume the defense thereof, with counsel satisfactory to the Seller. After notice from the Purchaser to the Seller of its election to assume the defense thereof, the Purchaser will not be liable to the Seller under this Agreement for any legal or other expenses subsequently incurred by the Seller in connection with the defense thereof, other than reasonable costs of investigation or as otherwise provided below. The Seller shall have the right to employ separate counsel in such action, suit or proceeding, but the fees and expenses of such counsel, incurred after notice from the Purchaser of its assumption of the defense thereof, will be at the expense of the Seller unless (i) the employment of counsel by the Seller has been authorized by the Purchaser, (ii) the Seller shall have reasonably concluded that there may be a conflict of interest between the Purchaser and the Seller in the conduct of the defense of such action; or (iii) the Purchaser will not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel will be at the expense of the Purchaser. The Purchaser will not be entitled to assume the defense of any action, suit or proceeding brought by or on behalf of the Purchaser or as to which the Seller has made the reasonable conclusion that there may be a conflict of interest between the Purchaser and the Seller in the conduct of the defense of such action.

     8. Advances and Repayment of Expenses. All reasonable expenses incurred by the Seller in defending or investigating any civil or criminal action, suit or proceeding will be paid in advance of the final disposition of such action, suit, proceeding or investigation. In addition, the Purchaser may advance expenses incurred by the Seller in connection with the recovery under any insurance maintained by the Purchaser, regardless of whether the Seller ultimately is determined to be entitled to such indemnification, expense advance or insurance recovery, as the case may be. The Seller agrees that it will reimburse the Purchaser for all such expense so advanced by the Purchaser in defending any civil or criminal action, suit or proceeding against the Seller in the event and only to the extent that it is ultimately determined that the Seller is not entitled to be indemnified by the Purchaser for such expenses under the provisions of the applicable law, this agreement or otherwise.

     9. Enforcement. In any action between the parties seeking enforcement of any of the terms and provisions of this Agreement, the prevailing party in that action will be entitled to its reasonable costs and expenses, including court costs and reasonable attorneys' fees in addition to such other relief as may be granted.

     10. Non-Exclusivity. Nothing in this Agreement shall diminish or otherwise restrict any right of the Seller to be indemnified under any insurance policy, any applicable law, any other agreement or otherwise.

     11. Termination. The Purchaser will require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all, substantially all or a substantial part, of the business and/or assets of the Purchaser, by written agreement in form and substance satisfactorily to the Seller, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Purchaser would be required to perform if no such succession had taken place.

     12. Further Action. Each of the parties hereto shall execute and deliver such other and further documents and instruments, and take such other and further actions, as may be reasonably requested of it for the implementation and consummation of this Agreement and the transactions herein contemplated.

     13. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and assigns of each of them, but shall not confer, expressly or by implication, any rights or remedies upon any other party.

     14. Governing Law. This Agreement is made and shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Colorado.

     15. Notices. All notices, requests or demands and other communications hereunder must be in writing and shall be deemed to have been duly made if personally delivered or mailed, postage prepaid, to the parties as follows:

          (i)  If to the Purchaser, to:

               Last Mile Communications Corporation
               2821 South Parker Road, Suite #1305
               Aurora, Colorado 80014

               Attention: Mr. Steven J. Santamaria, President, Chief
                          Executive Officer and Chairman of the Board of Directors

          (ii) If to the Seller, to:

               Mariah Communications, Inc.
               1869 West Littleton Boulevard
               Littleton, Colorado 80120

               Attention: Mr. James H. Watson, Jr., Chairman of the
                          Board of Directors and Chief Executive Officer



Either party hereto may change its address by written notice to the other party given in accordance with this Section 15. of Article V.

     16. Entire Agreement; Amendment. This Agreement and the exhibits attached hereto contain the entire agreement between and among the parties and supersede all prior agreements, understandings and writings between or among the parties with respect to the subject matter hereof and thereof. Each party hereto acknowledges that no representations, inducements, promises or agreements, verbal or otherwise, have been made by any party, or anyone acting with authority on behalf of any party, which are not embodied herein or in an exhibit hereto, and that no other agreement, statement or promise may be relied upon or shall be valid or binding. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated verbally. This Agreement may be amended or any term hereof may be changed, waived, discharged or terminated by an agreement in writing signed by both parties hereto.

     17. Headings. The captions and headings used herein are for convenience only and shall not be construed as part of this Agreement.

     18. Separability. Each of the provisions of this Agreement is a separate and distinct agreement and independent of the others, so that if any provision hereof shall be held to be invalid or unenforceable for any reason, either generally or only in particular circumstances, such invalidity or unenforceability shall not affect the validity or enforceability of the other provisions hereof, and any provision held to be invalid or unenforceable in a particular circumstance shall be valid and enforceable in all other circumstances to the extent permitted by law.

     IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the day and year first above written. Attached to and incorporated in that certain Assumption of Obligations and Indemnity Agreement dated September 23, 2000, between Last Mile Communications Corporation and Mariah Communications, Inc.

ATTEST:                            SELLER:

                                   MARIAH COMMUNICATION, INC.

____________________________       By:  /s/ James H. Watson
Michael D. Tanner, Secretary          James H. Watson, Jr., Chairman of the
                                      Board of Directors and Chief Executive
                                      Officer

ATTEST:                            PURCHASER:

                                   LAST MILE COMMUNICATIONS
                                   CORPORATION

__________________________         By:  /s/ Steven J. Santamaria, President,
Douglas Woodman, Secretary            Chairman of the Board of Directors and
                                      Chief Executive Officer